GAM USA INC.

CODE OF ETHICS PURSUANT TO RULE 17J-1 OF THE INVESTMENT COMPANY ACT OF 1940 AND POLICIES AND PROCEDURES TO PREVENT THE MISUSE OF NON-PUBLIC INFORMATION PURSUANT
             TO SECTION 204A OF THE INVESTMENT ADVISERS ACT OF 1940

This Code of Ethics (the "Code") shall apply to the investment operations of GAM USA Inc. ("GAM USA"), its affiliates named in Appendix A hereto (the "Affiliates"), and all US registered investment companies for which it or the Affiliates act as investment adviser or underwriter (such registered investment companies are collectively referred to herein as "Funds" or "Fund"), as required by Rule 17j-1 of the Investment Company Act of 1940, as amended. The Code applies to every person "associated" with GAM USA, the Affiliates, or any Fund, which means every partner, officer, director and employee thereof(1) (the "GAM Group"). The Code extends to the activities of such "associated persons" within and outside such person's duties of these entities. The Code governs conflicts of interest in personal securities transactions that may arise when associated persons of the GAM Group invest in securities that are held or to be acquired by the Funds, prevents circumstances that may result in an actual or potential conflict of interest or the appearance thereof, and prevents abuse of an individual's position of trust and responsibility.

The Code incorporates the Policies and Procedures (the "Policy Statement") required by Section 204A of the Investment Advisers Act of 1940, as amended, which are reasonably designed, taking into consideration the nature of GAM USA's business and the business of its affiliated US advisers, to prevent any associated person or entity from trading in securities while in possession of material, non-public information ("insider trading").

EVERY ASSOCIATED PERSON MUST READ, ACKNOWLEDGE RECEIPT AND UNDERSTANDING OF, AND RETAIN THIS CODE AND POLICY STATEMENT. ANY QUESTIONS REGARDING THE CODE AND POLICY STATEMENT SHOULD BE REFERRED TO THE US COMPLIANCE OFFICER ("COMPLIANCE"). THIS REQUIREMENT IS NOT MEANT TO REQUIRE DUPLICATIVE SIGNED ACKNOWLEDGEMENTS TO THE EXTENT SUCH WOULD DUPLICATE THE REQUIREMENTS UNDER THE GAM INTERNATIONAL MANAGEMENT LIMITED ("GIML") CODE OF ETHICS.

                          THE CODE AND POLICY STATEMENT

I.    STATEMENT OF GENERAL PRINCIPLES AND PROHIBITED CONDUCT

A. GENERAL PRINCIPLES

All associated persons have a duty at all times to place the interests of shareholders or account holders above their own interests, and never to take inappropriate advantage of their position. All associated persons are prohibited from engaging in, or recommending, any securities transaction WHICH PLACES OR APPEARS TO PLACE THEIR OWN INTERESTS ABOVE THAT OF ANY FUND, AND

----------
(1) This term covers not only the associated person, but also his or her immediate family (including such person's spouse, minor children, stepchildren and relatives of such person or person's spouse who are sharing such person's household), any other member of the associated person's immediate household, or any trust or estate of which the person or spouse is a trustee, fiduciary or beneficiary, or any person for whom the associated person directs or effects transactions under a power of attorney or otherwise.

SHALL INSURE THAT ALL PERSONAL SECURITIES TRANSACTIONS ARE CONDUCTED CONSISTENT WITH THIS CODE AND POLICY STATEMENT OR ANY OTHER SEPARATE PROCEDURES IN FORCE AS TO ANY PARTICULAR GAM ENTITY WITHIN THE GAM GROUP FOR THE PROTECTION OF THE FUNDS AND IN SUCH A MANNER AS TO AVOID ANY ACTUAL OR POTENTIAL CONFLICT OF INTEREST, OR ANY ABUSE OF AN ASSOCIATED PERSON'S POSITION OF TRUST AND RESPONSIBILITY.

B. PROHIBITED CONDUCT

For purposes of the following prohibitions, "investment personnel" shall mean those associated persons who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of a security by a registered investment company, or whose functions relate to the making of any recommendations with respect to such purchases or sales.

1. PERSONAL INTEREST IN SECURITIES/ISSUERS. All associated persons are prohibited from recommending securities transactions by any Fund without disclosing his or her interest, if any, in such securities or the issuer thereof, including without limitation:

      a. any direct or indirect beneficial ownership of any securities of such issuer;
      b.    any contemplated transaction by such person in such securities;
      c.    any position with such issuer or its affiliates; and
      d. any present or proposed business relationship between such issuer or its affiliates and such person or any party in which such person has a significant interest.

2. CONFIDENTIAL INFORMATION. All associated persons are prohibited from divulging current and anticipated portfolio transactions or strategies, programs and studies of GAM USA with respect to any Fund to anyone unless it is properly within his or her duties to do so.

3. PRIVATE PLACEMENTS/IPO'S. TRANSACTIONS INVOLVING NEW ISSUES OR PRIVATELY OFFERED SECURITIES USUALLY INVOLVE COMPLEX ISSUES OF POTENTIAL CONFLICTS OF INTEREST OR PERSONAL ADVANTAGE. TRANSACTIONS INVOLVING NEW US PUBLIC ISSUES ARE ALSO SUBJECT TO VARIOUS SEC AND NASD RULES AND REGULATIONS, INCLUDING RESTRICTIONS ON SO-CALLED "HOT ISSUES." IT IS RECOMMENDED THAT ALL SUCH OFFERINGS BE DISCUSSED WITH COMPLIANCE SUFFICIENTLY IN ADVANCE TO ALLOW TIME FOR FULL CONSIDERATION. As an Associated person, you may not acquire beneficial ownership of any security in a private placement, or subsequently sell that interest, unless you have received the prior written approval of Compliance and of any supervisor designated by Compliance. Approval will not be given unless a determination is made that the investment opportunity should not be reserved for one or more clients of GAM USA, and that the opportunity to invest has not been offered to you solely by virtue of your position with GAM USA. PLEASE SEE SECTION IV.

4. BLACKOUT PERIODS. Investment personnel shall refer to Section II, Item 5 of this Policy Statement to determine any Blackout Period applicable to transactions in securities in which his or her Fund holds a position or for which a sale or purchase is contemplated.

5. SHORT-TERM TRADING PROFITS. Investment personnel shall refer to Section II, Item 4 of this Policy Statement to determine any restriction on short-term trading.

6. GIFTS. No investment personnel may accept a gift (other than one or more not exceeding $100 in combined value or it's approximate equivalent in another currency) from any person that does business with or on behalf of any GAM Group entity.

7. MONEY MARKET FUNDS WITH CHECK WRITING AUTHORITY. All GAM employees are required to notify Compliance of initial participation in and/or termination of a Money Market Account. With respect to redemptions, where an employee maintains check writing authority on the money market account, the employee will be required to notify Compliance only if they write check(s) in an amount above $50,000.

8. INSIDE INFORMATION. All associated persons are prohibited from engaging in any securities transaction for their own benefit or the benefit of others, including the Funds, while in possession of MATERIAL, NON-PUBLIC INFORMATION(2) concerning such securities. Information in your possession that you identify as material and non-public may not be communicated to anyone, including persons within the GAM Group, except to Compliance. In addition, care should be taken so that such information is secure. For example, files containing material, non-public information should be sealed and access to computer files containing material non-public information should be restricted.

Penalties for trading on or merely communicating material, non-public information are severe, both for the individuals involved in such unlawful conduct and their employers. A person can be subject to some or all of the penalties below even if he or she does not personally benefit from the violation. Penalties include:

      * TREBLE DAMAGES - fines for the person who committed the violation of up to three times the profit gained or loss avoided, whether or not the person actually benefited.

      * CIVIL FINES - for the employer or other controlling person to the greater of $1 Million or three times the amount of the profit gained or loss avoided.

      *     JAIL SENTENCES - Up to 10 Years.

----------
(2) Material Information means information for which there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions, or information that is reasonably certain to have an effect on the price of a company's securities. Material information does not have to relate to a company's business. For example, information about the contents of a forthcoming newspaper or magazine article that is expected to affect the price of a security should be considered material. Similarly, information concerning significant transactions which GAM USA intends to execute on behalf of Funds or managed accounts could be material information and is prohibited from being communicated.

Information that should be considered material includes, but is not limited to, dividend changes, earnings estimates, changes in previously released earnings estimates, significant expansion or curtailment of operations, a significant increase or decline in orders, significant new products or discoveries, extraordinary borrowing, purchase or sale of substantial assets, significant merger or acquisition proposals, major litigation, liquidity problems, and extraordinary management developments. Information is non-public until it has been effectively communicated to the marketplace. One must be able to point to some fact to show that the information is generally public, such as information appearing in the DOW JONES news service, REUTERS ECONOMIC SERVICES, THE WALL STREET JOURNAL or other publications of general circulation or communications generally available to the public.

      *     CIVIL INJUNCTIONS

In addition to the penalties set forth above, penalties for violations of Rule 17j-1 of the Investment Company Act of 1940, as amended, may include fines of up to $10,000, as well as jail sentences of up to five years.

II.   PROCEDURES FOR PERSONAL SECURITIES TRANSACTIONS

The following procedures have been established to aid associated persons in avoiding conflicts of interest and insider trading, and to aid the GAM Group in preventing, detecting and imposing sanctions against such conduct. EVERY ASSOCIATED PERSON MUST ADHERE TO THE PROCEDURES SET FORTH IN THIS SECTION II. Those associated persons who fail to comply with this Code and Policy Statement or such other procedures to which they are subject with respect to the Funds, risk serious sanctions, including dismissal, substantial personal liability and criminal penalties. If you have any questions about these procedures you should consult Compliance.

1. ALL ASSOCIATED PERSONS ENGAGING IN ANY PERSONAL SECURITIES TRANSACTION SHALL REPORT SUCH TRANSACTION(S) IN WRITING TO COMPLIANCE WITHIN 24 HOURS OF EFFECTING SUCH TRANSACTION(S).(3)

The report shall include the date of the transaction, the security traded, number of shares and the principal amount of each security; the nature of the transaction; the price at which it was effected; and the broker, dealer or bank through which it was traded. Compliance shall institute internal procedures for conducting periodic reviews of transactions against the Fund's trade reports to determine that no apparent or potential conflict exists. This requirement extends to transactions in personal accounts, joint accounts with a spouse, accounts you have established for the benefit of a dependent child and all accounts for which you have sold or joint discretionary power over, including a 401(k) established at GAM or retirement account held outside of GAM. Use of the Star Compliance system is required. SEE procedures on GAM Online or contact Compliance.

2. ALL PERSONS WHO HAVE REPORTED UNDER 1 ABOVE SHALL, WITHIN 10 DAYS OF SUCH TRANSACTION, SUBMIT OR HAVE SUBMITTED TO COMPLIANCE A BANK OR BROKER'S CONFIRMATION DETAILING THE TRANSACTION. This reporting requirement can be satisfied by having duplicate confirmations of such securities transactions sent to Compliance by your bank or brokerage firm(s).

3. REPORTING UNDER NO. 1 SHALL NOT BE REQUIRED FOR:

----------
(3) The term "ENGAGING IN ANY PERSONAL SECURITIES TRANSACTION" means purchasing or selling, directly or indirectly, any security in which the associated person has, or by reason of such transaction would acquire, any direct or indirect beneficial ownership.

The term "SECURITY" has the meaning set forth in Section 2(a)(36) of the Investment Company Act of 1940, as amended, and includes shares, loan stock, or other fixed income instruments, warrants, options, futures or any other contracts, units in a collective investment scheme, shares in funds (offshore and onshore) or instruments dealt in or on any securities market, except that the term does not include securities issued or guaranteed by the United States government or its agencies or instrumentalities, banker's acceptances, bank certificates of deposit and time deposits, commercial paper and repurchase agreements. Shares of registered open-end investment companies, including the GAM Funds, Inc. are required to be reported. See limited exception at item number 7.

(i) purchases or sales effected in any account over which the associated person has no direct or indirect control over the investment decision-making process (e.g., discretionary trading accounts);

(ii) transactions which are non-volitional;

(iii) purchases which are part of a systematic investment plan or automatic dividend reinvestment plan; provided however, that notification of participation in or termination of such plan must be given to Compliance;

(iv) purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of securities, to the extent such rights were acquired from such issuer, and the sale of rights so acquired;

(v) any securities transaction, or series of related transactions, engaged in by non-management directors of any GAM Group entity or by the Independent Directors of the Fund; provided however, that (i) in the case of the Funds' Independent Directors, a report shall be filed if the Independent Fund Director knew, or in the ordinary course of fulfilling his or her official duties as a Director of a Fund should have known, that during the 15-day period immediately preceding or after the date of the transaction in a security by the Director, such security is or was purchased or sold by a Fund or the purchase or sale was considered by the Fund or the Adviser; and (ii) in the case of each non-management director of GAM USA and the Affiliates, such persons shall report with respect to such of his or her personal securities transactions required to be reported hereunder not later than ten (10) days after the end of the calendar quarter in which the transaction to which the report relates was effected.

4. ALL ASSOCIATED PERSONS ARE SUBJECT TO THE 60 DAY SHORT-TERM TRADING RESTRICTION BELOW.

Securities purchased may not be sold at a profit until at least 60 days from the purchase trade date, and securities sold may not be purchased at a lower price until at least 60 days from the sale trade date. Any violation will result in disgorgement of all profits from the transaction. (THIS RESTRICTION ON 60 DAY SHORT-TERM TRADES MAY BE WAIVED BY THE COMPLIANCE OFFICER WITH RESPECT TO TRADES OF 500 SHARES OR LESS OF THE COMMON STOCK OF A COMPANY WITH A MARKET CAPITALIZATION OF AT LEAST $1 BILLION OR IN OTHER APPROPRIATE CASES.) WITH RESPECT TO OPEN-END INVESTMENT COMPANIES THE SHORT TERM TRADING RESTRICTIONS OF THAT FUND'S PROSPECTUS APPLIES.(4) WITH RESPECT TO THE GAM FUNDS, INC. A 60 DAY TRADING RESTRICTION APPLIES TO ALL FUNDS THAT DO NOT IMPOSE A REDEMPTION FEE AND A 90 DAY TRADING RESTRICTION APPLIES TO ALL FUNDS THAT IMPOSE A REDEMPTION FEE. WITH REGARD TO THE GAM FUNDS, INC., THE COMPLIANCE OFFICER MAY WAIVE THE 60, BUT NOT THE 90, DAY TRADING RESTRICTION WHERE IT IS DETERMINED THAT THE EMPLOYEE CAN DEMONSTRATE THAT THE TRADE IS NOT PART OF A PATTERN OF RAPID TRADING WHICH WOULD BE DESTRUCTIVE TO THE FUND, THE PROCEEDS ARE NEEDED FOR A PERSONAL/FINANCIAL REASON SUCH AS THE PURCHASE OF A HOME, PAYMENT OF TAXES, ETC. OR THE TRANSACTION IS OTHERWISE CONSISTENT WITH THE PROVISIONS AND PURPOSE THIS CODE IS DESIGNED TO PROTECT. THE 90 DAY TRADING RESTRICTION MAY BE WAIVED BY THE COMPLIANCE OFFICER WHERE YOU PAY THE REDEMPTION FEE IMPOSED BY THE FUND AND THE TRADE IS DETERMINED TO BE NOT PART OF A PATTERN OF RAPID TRADING WHICH WOULD BE DESTRUCTIVE TO THE FUND.

----------
(4) All employees are encouraged, as a matter of policy, not to time or otherwise engage in rapid trading of open-end mutual funds or otherwise engage in destructive trading practices prohibited or discouraged by such funds.

5. PURCHASES OF UBS AG STOCK: All employees are required to seek prior approval from Compliance before engaging in any purchases or sales of common stock of UBS AG. This pre-authorization requirement does not extend to the non-volitional purchases associated with the UBS Equity Plus Plan (the "Plan"). However, the subsequent volitional sale of shares of common stock of UBS AG acquired through participation in the Plan (having been held for the required period pursuant to the Plan) as well as the exercise or exersale (cashless exercise) of vested options granted under the Plan, are transactions requiring the Compliance Officer's prior approval.

6.  INVESTMENT  MANAGERS AND  INVESTMENT  RELATED STAFF:  Your local  Compliance
Officer will inform you if you fall into the category of Investment Manager or Investment Related Staff. As well as observing the personal dealings rules for all employees which are outlined above, INVESTMENT MANAGERS AND INVESTMENT RELATED STAFF ARE REQUIRED TO PRE-NOTIFY THEIR LOCAL COMPLIANCE OFFICER OF ANY PERSONAL DEALINGS IN SECURITIES WHICH THEY INTEND TO CARRY OUT. To this end, your Compliance Officer must give you WRITTEN authority to undertake any transactions BEFORE you deal. This requirement for prior approval shall apply to transactions in units or shares of GAM Funds whether managed by you or not. To avoid any potential conflicts, all Investment Managers and Investment Related Staff are encouraged not to invest directly into securities, but instead to utilise GAM Funds for their personal investment activities. However, Investment Managers and Investment Related Staff are subject to the short term trading restrictions as set forth in item 4 above.

YOU MUST NOT DEAL PERSONALLY IN SECURITIES WITHIN 7 WORKING DAYS (EITHER IN ADVANCE OR RETROSPECTIVELY) OF CARRYING OUT ANY TRANSACTION IN THE SAME SECURITY ON BEHALF OF FUNDS OR PORTFOLIOS WHICH YOU MANAGE OR ADMINISTER.

III.  REPORTING REQUIREMENTS OF MEMBERS OF GAM GROUP

Each entity that is a member of the GAM Group subject to the GAM Group's Code and Policy Statement shall designate from its staff a Compliance Director who shall be charged with monitoring compliance with such procedures by all persons subject thereto. The Compliance Director shall report to the Compliance Officer of the Funds on a quarterly basis, certifying that there have been no violations by such GAM Group personnel of the policies, and, upon the occurrence of a breach of the policies, the Compliance Director shall notify the Compliance Officer for the Funds in writing within five (5) business days of discovery of the violation, describing the nature and scope of the breach and any actual or proposed remedial and/or punitive action taken or to be taken in respect of the violation. To the extent the Compliance Director of GAM USA is the Compliance Officer of the Funds, such report shall be directed to the Treasurer of the Funds.

IV.   PRIVATE PLACEMENTS

GAM USA officers, directors and employees shall not take advantage of any private investment which constitutes a "corporate opportunity" belonging to GAM USA, without first offering such opportunity to GAM USA and obtaining approval from GAM USA. The determination as to whether any private investment constitutes a "corporate opportunity" belonging to GAM USA will be made by the Compliance after consulting with outside counsel if necessary.

In determining whether a private investment opportunity constitutes a corporate opportunity belonging to GAM USA, the following factors shall be considered:

      o the circumstances in which the officer, director or employee became aware of the opportunity,
      o the significance of the opportunity to GAM USA and its degree of interest in the opportunity,
      o whether the opportunity relates to GAM USA's existing or contemplated business,
      o     whether  GAM  USA  is  legally   authorized   to  make  use  of  the
            opportunity,
      o whether there is a reasonable basis for GAM USA to expect that the officer, director or employee should make the opportunity available to GAM USA,
      o whether the officer, director or employee utilized the resources of GAM USA in pursuing or exploiting the opportunity, and
      o     any other relevant factor.

In making any determination as to whether a potential private investment constitutes a corporate opportunity belonging to GAM USA all doubtful situations will be resolved in favor of GAM USA and against the personal interests of the officer, director or employee involved.

Under the GAM USA Code of Ethics, private investments will not be approved by GAM USA's Compliance Officer unless it is determined that

(i)   the investment should not be reserved for an advisory client,
(ii) the investment was not offered to the individual solely because of his or her position with GAM USA, and
(iii) there is no likelihood that the securities will be of a material interest to an advisory client in the near future.

V.    UNAFFILIATED FUND ADVISERS

Where the Funds shall employ the services of advisers that are not affiliated with the GAM Group other than in their role as adviser to a Fund, the Compliance Officer of the Fund shall be responsible for reviewing the policies and procedures adopted and in effect with respect to the personal securities transactions of such advisory personnel to ensure that the interests of the Fund and its shareholders are adequately protected. A current copy of the policies and procedures of each such adviser shall be maintained with the books and records of the Fund at all times. On a quarterly basis, the Compliance Officer shall request from the appropriate employee or agent acting on behalf of the adviser, a certification that no violations of the adviser's code have occurred in the prior quarter, or, in the event a breach of such procedures has occurred, a description in writing of the nature and scope of the breach and any actual or proposed remedial and/or punitive action taken or to be taken by the adviser in respect of the violation.

VI.   RECORDKEEPING

The Compliance Officer shall maintain with this Code (i) a record of any violation of such Code and of any action taken as result of such violations for a period of not less than five years following the end of the fiscal year in which the violation occurs; (ii) a copy of each report made by an associated person pursuant to this Code for a period of not less than five years from the end of the fiscal year in which it is made; and (iii) a list of all persons who are, or within the past five years have been, required to make reports pursuant to the Code.

                                 ACKNOWLEDGEMENT

I hereby acknowledge that I have read, understand and will comply with the foregoing Code and Policy Statement ("GAM Code of Ethics").

I also understand that any violations of the GAM Code of Ethics or any policies of the GAM Group incorporated by reference herein may subject me to dismissal from the entity with which I am employed within the GAM Group.

By signing below I agree to place and have placed the interests of the GAM Group and the GAM Group's clients, at all times material hereto, before my own personal interests. I further certify that I will and have complied with the prohibition relating to the possession of material, non-public information (as defined in the GAM Code of Ethics). I also agree not to accept and have not accepted any "gifts" in excess of $100.00 as set forth herein.

Date: _________________________

                                               _________________________________
                                               Name (Printed)


                                               _________________________________
                                               Signature

                                                                      APPENDIX A

        GAM International Management Limited (Affiliate of Fund Adviser)
                GAM Investments, Inc. (Affiliate of Fund Adviser)
                      GAM Services, Inc. (Fund Underwriter)

              BROKERAGE ACCOUNT AND SECURITIES HOLDING INFORMATION

The following is a list of all brokerage accounts and securities held outside of any brokerage relationship in which I maintain beneficial ownership, as defined in the GAM Group's Code of Ethics. In order to comply with the Code, I understand that the following accounts must be approved by the Compliance
Officer:

FIRM/ADDRESS/BROKER                              ACCOUNT NUMBER*/OR OTHER
                                                 IDENTIFIABLE INFORMATION

_______________________________                  _______________________________

________________________________                 _______________________________

________________________________                 _______________________________


SECURITIES NOT HELD VIA BROKER

________________________________                 _______________________________

________________________________                 _______________________________

________________________________                 _______________________________

______ I do not maintain any type of brokerage account, which is prohibited under the Code of Ethics.


______________________                                __________________________
         Date                                                  Signature


                                                      __________________________
                                                                 Print

( 12/01)

* If you have previously supplied account number, you need not re-supply here.